As filed with the Securities and Exchange Commission on March 19, 2021.
Registration Statement No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form F-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SOCIEDAD QUÍMICA Y MINERA DE CHILE S.A.
(Exact name of registrant as specified in its charter)
El Trovador 4285, 6th Floor Santiago, Chile
Republic of Chile (State or other jurisdiction of incorporation or organization	+(562) 2425-2000 (Address and telephone number of Registrant’s principal executive offices)	None (I.R.S. Employer Identification No.)

Corporation Service Company
1180 Avenue of the Americas, Suite 210
New York, New York 10036-8401
+1-302-636-5400
(Name, address, and telephone number of agent for service)
Copy to:
J. ALLEN MILLER, Esq.
SEY-HYO LEE, Esq.
Winston & Strawn LLP
200 Park Avenue
New York, New York 10166
+1 (212) 294-6700

Approximate date of commencement of proposed sale to the public:   From time to time after this registration statement becomes effective.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.   ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.   ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.   ☒
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.   ☐
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933:
Emerging growth company                  ☐
If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Series B common stock, no par value (which may be represented by American Depositary Shares)(2)		(3)
Rights to subscribe for shares of Series B common stock (including rights to subscribe for American Depositary Shares)(2)		(3)
Total

(1)
Includes shares of Series B common stock that may be offered and sold in the United States and shares of Series B common stock that are to be offered and sold outside the United States but may be resold in the United States in transactions requiring registration under the Securities Act of 1933, as amended.

(2)
American Depositary Shares issuable on deposit of shares of Series B common stock registered hereby have been registered under a separate registration statement on Form F-6 (Registration No. 333-187744) or will be registered under a further registration statement on Form F-6. Each American Depositary Share represents one share of Series B common stock.

(3)
The registrant is registering an indeterminate amount of securities for offer and sale from time to time at indeterminate offering prices. In reliance on Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, the registrant is deferring payment of all of the registration fee to the registration of securities hereby.

†
The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

PROSPECTUS
Sociedad Química y Minera de Chile S.A.
Shares of Series B Common Stock
Rights to Subscribe for Shares of Series B Common Stock

We or any selling shareholder identified in a prospectus supplement may from time to time, in one or more offerings, offer our shares of Series B common stock in the form of common stock or in the form of American Depositary Shares, or the ADSs. Each ADS represents one share of Series B common stock. We may from time to time also offer rights to subscribe for shares of our Series B common stock.
This prospectus describes the general terms that may apply to these securities and the general manner in which they may be offered. When we or a selling shareholder offer securities, the specific terms of the securities, including the offering price, and the specific manner in which they may be offered, will be described in supplements to this prospectus.
Our shares of Series A and Series B common stock are listed on the Santiago Stock Exchange and the Chilean Electronic Stock Exchange, which we refer to collectively as the Chilean Stock Exchanges, under the symbols “SQM-A” and “SQM-B,” respectively. The ADSs are listed on the New York Stock Exchange under the symbol “SQM.” On March 18, 2021, the last reported sale price of our Series B shares on the Santiago Stock Exchange was Ch$39,699 per share, the last reported sale price of our Series B shares on the Chilean Electronic Stock Exchange was Ch$40,567 per share, and the last reported sale price of the ADSs on the New York Stock Exchange was US$53.79 per ADS. If we decide to list any of the other securities that may be offered hereunder on a national stock exchange upon issuance, the applicable prospectus supplement to this prospectus will identify the exchange and the date when we expect to begin trading.
Investing in the securities described herein involves risks. See “Risk Factors” beginning on page 1 of our annual report on Form 20-F for the year ended December 31, 2020 incorporated by reference into this prospectus.
Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
Our company and our shares of Series B common stock have been registered with the Comisión para el Mercado Financiero (the Chilean Financial Market Commission, or the CMF). The CMF has not approved or disapproved of the securities offered hereby (including in the form of ADSs) or determined if this prospectus or the Spanish language prospectus that will be used in Chile is truthful or complete.
This prospectus may not be used to sell these securities unless accompanied by a prospectus supplement.
We may not sell these securities or accept any offer to buy these securities until we deliver this prospectus and an accompanying prospectus supplement in final form. We are not using this prospectus and any accompanying prospectus supplement to offer to sell these securities or to solicit offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

The date of this prospectus is March 19, 2021

ABOUT THIS PROSPECTUS
This prospectus is part of an automatic “shelf” registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, pursuant to the Securities Act of 1933, as amended, or the Securities Act. By using a shelf registration statement, we may sell any combination of the securities described in this prospectus at any time and from time to time in one or more offerings. This prospectus only provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and any accompanying prospectus supplement or other offering materials, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation by Reference.”
In the event the information set forth in a prospectus supplement differs in any way from information set forth in this prospectus, you should rely on the information set forth in the prospectus supplement. We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus, prospectus supplement or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.
You should not assume that the information in this prospectus, any prospectus supplement or any other offering materials is accurate as of any date other than the date of the document or that the information we have filed or will file with the SEC that is incorporated by reference in this prospectus is accurate as of any date other than the filing date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since then.
Unless the context otherwise requires, references in this prospectus, to “SQM,” the “Company,” “we,” “us” and “our” are to Sociedad Química y Minera de Chile S.A. and its consolidated subsidiaries.
WHERE YOU CAN FIND MORE INFORMATION
We file annual and current reports and other information, including the registration statement of which this prospectus is a part and exhibits to the registration statement, with the SEC. Our SEC filings are available to the public from the SEC’s web site at www.sec.gov. Information about us, including our SEC filings, is also available on our website at www.sqm.com. We are an issuer in Chile of securities registered with the CMF. Shares of our Series B common stock are traded on the Chilean Stock Exchanges under the symbol “SQM-B.” Accordingly, we are currently required to file quarterly and annual reports and issue hechos esenciales o relevantes (notices of essential or material events) with the CMF and provide copies of such reports and notices to the Chilean Stock Exchanges. All such reports are in Spanish and available at www.sqm.com and www.cmfchile.cl. The information contained on and linked from our Internet site or the CMF site is not incorporated by reference into this prospectus.
INCORPORATION BY REFERENCE
We are “incorporating by reference” in this prospectus specified documents that we file with the SEC, which means:
•
incorporated documents are considered part of this prospectus;

•
we are disclosing important information to you by referring you to those documents; and

•
information contained in documents that we file in the future with the SEC automatically will update and supersede earlier information contained in or incorporated by reference in this prospectus or a prospectus supplement (any information so updated or superseded will not constitute a part of this prospectus, except as so updated or superseded).

We incorporate by reference in this prospectus the documents listed below and any future Annual Reports on Form 20-F and any future Reports on Form 6-K (to the extent designated in the Form 6-K as being filed and incorporated by reference in the registration statement of which this prospectus is a part) that we file with the SEC under the Securities Exchange Act of 1934, as amended, or the Exchange Act, after the date of this prospectus and prior to the termination of the offering under this prospectus:
•
Our Annual Report on Form 20-F for the year ended December 31, 2020 (the “2020 Form 20-F”); and

•
The description of our Series B shares and ADSs set forth in our Registration Statement on Form F-1 (Registration Number 33-65728), filed with the SEC, which description is incorporated by reference in our registration statement on Form 8-A (Registration Number 1-12250), filed pursuant to Section 12 of the Exchange Act, and any subsequent amendment or report filed for the purpose of updating any such description.

Except for the Reports on Form 6-K specifically described above, we are not incorporating any document or information furnished and not filed in accordance with SEC rules. Upon written or oral request, we will provide you with a copy of any of the incorporated documents without charge (not including exhibits to the documents unless the exhibits are specifically incorporated by reference into the documents). You may submit such a request for this material to Sociedad Química y Minera de Chile S.A., El Trovador 4285, 10th Floor, Las Condes, Santiago, Chile, Attention: Investor Relations, +562 2425-2000 or via e-mail to ir@sqm.com.

FORWARD-LOOKING STATEMENTS
This prospectus and the documents incorporated by reference herein contain statements that are or may constitute forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. These statements are not based on historical facts and reflect our expectations for future events and results. Words such as “believe,” “expect,” “predict,” “anticipate,” “intend,” “estimate,” “should,” “may,” “likely,” “could” or similar expressions may identify forward-looking information. These statements appear throughout this prospectus and the documents incorporated herein by reference and include statements regarding the intent, belief or current expectations of the Company and its management, including but not limited to any statements concerning:
•
trends affecting the prices and volumes of the products we sell and the effects on our results;

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level of reserves, quality of the ore and brines, and production levels and yields;

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our capital investment program and financing sources;

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our Sustainable Development Plan;

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development of new products, anticipated cost synergies and product and service line growth;

•
our business outlook, future economic performance, anticipated profitability, revenues, expenses, or other financial items;

•
the future impact of competition; and

•
regulatory changes.

Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those described or implied in such forward-looking statements included in or incorporated by reference into this prospectus. Factors that could cause actual results to differ materially include, but are not limited to:
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volatility of global prices for our products;

•
political, economic and demographic developments in certain emerging market countries, where we conduct a large portion of our business;

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the impact of the global novel coronavirus (COVID-19) pandemic, including any new strain thereof and any associated economic downturn on our future operating and financial performance;

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our ability to timely and efficiently implement any measures that are necessary to combat or reduce the impacts of the COVID-19 pandemic on our business, results of operations, cash flow, prospects, liquidity and financial condition;

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changes in production capacities;

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the nature and extent of future competition in our principal markets;

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our ability to implement our capital expenditures program, including our ability to raise capital or obtain financing on favorable terms when required;

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changes in raw material and energy prices;

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currency and interest rate fluctuations;

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risks relating to the estimation of our reserves;

•
changes in quality standards or technology applications;

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adverse legal, regulatory or labor disputes or proceedings;

•
changes in governmental regulations;

•
a potential change of control of our company; and

•
additional risk factors discussed in “Item 3. Key Information — Risk Factors” in the 2020 Form 20-F and in any prospectus supplement under the heading “Risk Factors.”

You should not place undue reliance on such statements, which speak only as of the date that they were made. Our independent registered public accounting firm has not examined or compiled the forward-looking statements and, accordingly, does not provide any assurance with respect to such statements. You should consider these cautionary statements together with any written or oral forward-looking statements that we may issue in the future. We do not undertake any obligation to release publicly any revisions to forward-looking statements contained in this prospectus or in the documents incorporated by reference herein to reflect later events or circumstances or to reflect the occurrence of unanticipated events, except as required by law.
For all these forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

OUR COMPANY
We believe that we are the world’s largest producer of potassium nitrate and iodine and one of the world’s largest lithium producers. We also produce specialty plant nutrients, iodine derivatives, lithium derivatives, potassium chloride, potassium sulfate and certain industrial chemicals (including industrial nitrates and solar salts). Our products are sold in approximately 110 countries through our worldwide distribution network, with 91% of our sales in 2020 derived from countries outside Chile.
Our products are mainly derived from mineral deposits found in northern Chile. We mine and process caliche ore and brine deposits. The caliche ore in northern Chile contains the only known nitrate and iodine deposits in the world and is the world’s largest commercially exploited source of natural nitrates. The brine deposits of the Salar de Atacama, a salt-encrusted depression in the Atacama Desert in northern Chile, contain high concentrations of lithium and potassium, as well as significant concentrations of sulfate and boron.
From our caliche ore deposits, we produce a wide range of nitrate-based products used for specialty plant nutrients and industrial applications, as well as iodine and iodine derivatives. At the Salar de Atacama, we extract brines rich in potassium, lithium, sulfate and boron in order to produce potassium chloride, potassium sulfate, lithium solutions and bischofite (magnesium chloride). We produce lithium carbonate and lithium hydroxide at our plant near the city of Antofagasta, Chile, from the solutions brought from the Salar de Atacama. We market all of these products through an established worldwide distribution network.
Our products are divided into six categories:
•
specialty plant nutrients;

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iodine and its derivatives;

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lithium and its derivatives;

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potassium chloride and potassium sulfate;

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industrial chemicals; and

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other commodity fertilizers.

Specialty plant nutrients are premium fertilizers that enable farmers to improve yields and the quality of certain crops. Our main specialty fertilizer is potassium nitrate, which is used primarily in high value crops. Iodine and its derivatives are mainly used in the X-ray contrast media and biocides industries and in the production of polarizing film, which is an important component in LCD screens. Lithium and its derivatives are mainly used in batteries, greases and frits for production of ceramics. Potassium chloride is a commodity fertilizer that is produced and sold by us worldwide. Potassium sulfate is a specialty fertilizer used primarily for vegetables, fruits and industrial crops. Industrial chemicals have a wide range of applications in certain chemical processes such as the manufacturing of glass, explosives and ceramics. More recently, industrial nitrates are also being used in concentrated solar power plants as a means for energy storage. In addition, we complement our product portfolio through the buying and selling of other fertilizers in Chile and around the world.
For the year ended December 31, 2020, we had revenues of US$1,817.2 million, gross profit of US$482.9 million and profit attributable to controlling interests of US$164.5 million. Our worldwide market capitalization as of December 31, 2020 was approximately US$11.0 billion.
Our Series A and Series B common stock are listed on the Santiago Stock Exchange and the Chilean Electronic Stock Exchange. Our Series B American Depositary Shares (“ADSs”) have been listed on the New York Stock Exchange (the “NYSE”) since 1993. Our ticker symbols on the Santiago Stock Exchange and the Chilean Electronic Stock Exchange for our Series A and Series B common stock are “SQM-A” and “SQM-B,” respectively, and our ticker symbol on the NYSE for the ADSs is “SQM.”
Our principal executive offices are located at El Trovador 4285, 6th Floor, Las Condes, Santiago, Chile and our general telephone number is +562 2425-2000.

USE OF PROCEEDS
Except as may otherwise be described in a prospectus supplement, we intend to use the net proceeds from the offerings hereunder for general corporate purposes, including funding working capital and capital expenditures and possible acquisitions, as well as repayment of outstanding debt. Subject to contractual or other legal restrictions, we may make available all or a portion of the net proceeds from the sale of securities to our subsidiaries and investees through intercompany loans or other means.
We will not receive any of the proceeds for the shares of our Series B common stock, ADSs or rights to be sold by any selling shareholder. Such proceeds will be received by such selling shareholder.

DESCRIPTION OF SHARE CAPITAL
Set forth below is certain information concerning our share capital and a brief summary of certain significant provisions of Chilean law and our By-laws.
General
Shareholders’ rights in Chilean companies are governed by the company’s by-laws (estatutos), which have the same purpose as the articles or certificate of incorporation and the by-laws of a company incorporated in the United States. Shareholders’ rights in a publicly held corporation are governed by the corporation’s by-laws (which effectively serve the purpose of both the articles and certificate of incorporation and the by-laws of a company incorporated in the United States) and by the provisions of both the Ley de Sociedades Anóminas No. 18,046 (Chilean Corporations Act) and by the Ley de Mercado de Valores No. 18,045 (Chilean Securities Market Act) applicable to open stock corporations. In addition, D.L. 3500, or the Pension Funds’ System Law, which permits the investment by Chilean pension funds in stock of qualified companies, indirectly affects corporate governance and prescribes certain rights of shareholders. In accordance with the Chilean Corporations Act, legal actions by shareholders to enforce their rights as shareholders of the company must be brought in Chile in arbitration proceedings or, at the option of the plaintiff, before Chilean courts. Members of the Board of Directors, managers, officers and principal executives of the company, or shareholders that individually own shares with a book value or stock value higher that UF 5,000 (US$ 194,025 as of December 31, 2020) do not have the option to bring the procedure to the courts.
The Chilean securities markets are principally regulated by the Chilean Securities Market Act, the Chilean Corporations Act and the rules and regulations of the CMF. The CMF was created and is regulated by Law No. 21,000, published in the Official Gazette on February 23, 2017 and ratified on March 4, 2017 (the “CMF Law”).
The Chilean Securities Market Act sets forth requirements relating to public offerings, stock exchanges and brokers, outlines disclosure requirements for publicly held corporations that issue publicly held securities, regulates insider trading, prohibits price manipulation activities, and grants protection to investors. It also governs the activities of the stock exchanges, stockbrokers and broker dealers and sets forth several requirements, such as the constitution of a guarantee, the obligation to provide information to the public through the CMF and the exchanges on a regular basis and the obligation to comply with all laws and regulations. Stock exchanges are regulated by the Chilean Securities Market Act, the CMF Law and CMF regulations and each respective stock exchange’s by-laws and regulations.
The Chilean Corporation Act sets forth the rules and requirements to create stock corporations, classifying them as (i) publicly held corporations, (ii) special corporations (subject to CMF oversight), and (iii) closely held stock corporations.
The Chilean Corporations Act and the Chilean Securities Market Act, both as amended, also provide rules regarding takeovers, tender offers, transactions with related parties, qualified majorities, share repurchases, directors’ committees, independent directors, stock options and derivative actions.
Public Register
We are a publicly held limited liability stock corporation incorporated under the laws of Chile. We were constituted by public deed issued on June 17, 1968 by the Notary Public of Santiago, Mr. Sergio Rodríguez Garcés. Our existence was approved by Decree No. 1,164 of June 22, 1968 of the Chilean Ministry of Finance, and we were registered on June 29, 1968 in the Registry of Commerce of Santiago (Registro de Comercio del Conservador de Bienes Raíces y Comercio de Santiago), on page 4,537 No. 1,992.
Shares
Under the Company’s By-laws, the Company’s share capital is divided into shares of Series A common stock (“Series A Shares”) and shares of Series B common stock (“Series B Shares”). Series A Shares and Series B Shares have the same economic rights (i.e., both series are entitled to share equally in any dividends declared on the outstanding stock) and voting rights at any shareholders meeting, whether ordinary or extraordinary, with the exception of the election of the Board, in which the Series A Shareholders elect seven directors and the Series B Shareholders elect one director. However, the director elected by the Series B Shareholders cannot vote in the election of the Chairman of the Board if a tie has occurred in the first voting process. As of March 18, 2021, there were 142,819,552 Series A Shares and 120,376,972 Series B Shares outstanding.
Dividends are distributed annually to the Series A and Series B Shareholders of record on the fifth business day prior to the date for payment of the dividends. The Company’s By-laws do not specify a time limit after which dividend entitlement elapses but Chilean regulations establish that after five years, unclaimed dividends are to be donated to the fire department.
Article 5 of the Company’s By-laws establishes that Series B Shares may in no case exceed 50% of SQM’s issued, outstanding and paid stock. Series B Shares have a restricted right to vote as they can only elect one director of the Company, regardless of their share of the Company’s capital stock. Series B Shares have the right to call for an Ordinary or Extraordinary Shareholders’ Meeting when the shareholders of at least 5% of the Series B Shares issued so request and for an Extraordinary Board of Directors Meeting without the Chairman’s authorization when it is requested by the director elected by the holders of the Series B Shares. Series A Shares have the option to exclude the director elected by holders of Series B Shares from the voting process in which the Chairman of the Board is to be elected, if there is a tie in the first voting process. However, subject to the second transitory article described below, articles 31 and 31 bis of the Company’s By-laws establish that in General Shareholders’ Meetings each shareholder will have a right to one vote for each share he owns or represents and (a) that no shareholder will have the right to vote for himself or on behalf of other shareholders of the same Series A or Series B Shares representing more than 37.5% of the total outstanding shares with right to vote of each Series and (b) that no shareholder will have the right to vote for himself or on behalf of other shareholders representing more than 32% of the total outstanding shares with a right to vote, with any excess being deducted from the number of shares such shareholder may vote. In calculating a single shareholder’s ownership of Series A or B shares, the shareholder’s stock and those pertaining to third parties related to them are to be added.
The second transitory article provides as follows:
“Throughout the period running from the date of the extraordinary shareholders’ meeting at which this transitory article is incorporated, and December 31, 2030, the restriction against voting on behalf of more than 37.5% of any series of shares in the Company, established in article 31 hereof, shall be subject to the following exception, applicable only to the election of board members by means of Series A shares in the Company: If two or more persons, regardless of whether or not they are related parties to each other (the incoming shareholders), act prior to December 31, 2030 such as to acquire a sufficient number of Series A shares to allow them to hold voting powers for the selection of directors of the Company amounting to more than 37.5% of that series, then any registered shareholder or group of shareholders holding more than 37.5% of all Series A shares in the Company shall be entitled to vote for the selection of directors of the Company amounting to whichever is less, between a number of the Series A shares that are held (i) by existing shareholders as of that date, and (ii) by the incoming shareholders with voting rights. Similarly, if for any reason a registered shareholder in the Company as of the date hereof who holds more than 37.5% of Series A shares in the company between the date hereof and December 31, 2030, comes to hold more voting shares for the selection of directors of the Company than the votes allocated for holding 37.5% of said Series A shares, either through a joint action agreement with other shareholders, including existing shareholders, or by any other means, then any other shareholder or group of shareholders in the Company that is not a related party to the same and holds more than 37.5% of all voting Series A shares in the Company, including both existing and incoming shareholders, shall be entitled to vote for the selection of directors of the Company in accordance with whichever number of Series A shares in the Company is the lesser, between (i) the number held by this shareholder or group of shareholders, and (ii) the existing shareholder may have the capacity to vote in excess of the restriction amounting to 37.5% of said shares.”
Article 5 bis of the Company’s By-laws establishes that no person may directly or by means of related third persons concentrate more than 32% of the Company’s total shares with right to vote.

Each Series A Share and Series B Share is entitled to share equally in the Company’s profits (i.e., they have the same rights on any dividends declared on the outstanding shares of the Company).
The Company’s By-laws do not contain any provision relating to (a) redemption provisions (b) sinking funds or (c) liability to capital calls by the Company.
As established in article 103 of the Chilean Corporations Act, a company subject to the supervision of the CMF may be liquidated in the following cases:
(a)
Expiration of the duration term, if any, as established in its by-laws;

(b)
All the shares end up in the possession of one person for more than ten continuous days;

(c)
By agreement of an Extraordinary Shareholders’ Meeting;

(d)
By revocation, pursuant to applicable laws, of the decree that authorized its existence; and

(e)
Any other reason contemplated in its by-laws.

Article 40 of the Company’s By-laws states that in the event of liquidation, the shareholders’ meeting will appoint a three-member receiver committee that will have the authority to carry out the liquidation process. Any surplus will be distributed equally among the shareholders.
The only way to change the rights of the holders of the Company’s shares is by modifying its By-laws, which can only be carried out by an Extraordinary Shareholders’ Meeting, as established in article 28 of the Company’s By-laws.
Shareholders’ Meetings
Article 29 of the Company’s By-laws states that the call to a shareholders’ meeting, either Ordinary or Extraordinary, will be by means of a highlighted public notice that will be published at least three times, and on different days, in the newspaper of the legal address determined by the shareholders’ meeting, and in the way and under the conditions indicated by the regulations. Additionally, a notice will be sent by mail to each shareholder at least fifteen days prior to the date of the meeting, which shall include a reference of the matters to be addressed at the meeting. However, those meetings with the full attendance of the shares with right to vote may be legally held, even if the foregoing formal notice requirements are not met. Notice of any shareholders’ meeting shall be delivered to the CMF at least fifteen days in advance of such meeting.
Any holder of Series A and/or Series B Shares registered in the Company’s shareholder registry on the fifth business day prior to the date of the meeting will have a right to participate at that meeting.
Article 67 of the Chilean Corporations Act provides that decisions made at Extraordinary Shareholders’ Meeting on the following matters require the approval of 2/3 of the outstanding shares with voting rights: (1) transformation or division of the Company and its merger with another company; (2) modification of the Company’s term of duration, if any; (3) early dissolution of the Company; (4) change of the corporate domicile; (5) capital decrease; (6) approval of contributions and estimation of non-cash assets; (7) modification of powers reserved for Shareholders’ Meetings or limitations on powers of the Board of Directors; (8) reduction in the number of members of the Board of Directors; (9) disposal of 50% or more of the Company’s assets, formulation or modification of any business plan exceeding the above percentage, disposal of 50% or more of an asset belonging to a subsidiary that represents at least 20% of the Company’s assets and disposal of shares of the referred subsidiary such that the parent company would lose its position as controller of the same; (10) method in which profits are distributed; (11) granting of real or personal guarantees as sureties for third-party obligations that exceed 50% of the Company assets, except for subsidiaries, in which case approval of the Board of Directors shall suffice; (12) acquisition of own shares as set forth in articles 27A and 27B of the Chilean Corporations Act; (13) other matters indicated in the By-laws; (14) amendment of the Company’s By-laws as a result of errors in the constitution process and amendments in the By-laws involving one or more of the matters stated in the preceding numbers; (15) forced sale of shares carried out by the controller who would acquire more than 95% of the Company’s shares in a tender offer, and (16) approval or ratification of proceedings or contracts with related parties in accordance with the provisions of articles 44 and 147 of the Chilean Corporations Act.
Amendments to the By-laws that are intended to create, modify, defer or suspend preferential rights shall be approved by 2/3 of the shares of the affected series.
The transformation of the Company, the merger of the same, the disposal of assets referred to in number (9) above, the constitution of guarantees set forth in number (11) above, the constitution of preferences or the increase, postponement or decrease of the existing preferences, the reparation of formal nullities incurred in the By-laws and the possession of more than 95% of the Company’s shares and other matters contemplated in the Chilean Corporations Act or in the By-laws, confer “withdrawal rights.”
Shareholder Restrictions
There are no restrictions on ownership or share concentration, or limiting the exercise of the related right to vote, by local or foreign shareholders other than as described above under “— Shares.”
Change in Control
The Company’s By-laws provide that no shareholder may hold more than 32% of the Company’s shares, unless the By-laws are modified at an Extraordinary Shareholders’ Meeting. Moreover, Title XXV of the Chilean Securities Market Act on tender offers and the applicable regulations of the CMF seeks to protect the interests of minority shareholders of open stock corporations in transactions involving a change in control, by requiring that the potential new controller purchase the shares owned by the remaining shareholders either in total or pro rata. The law applies to those transactions in which the controlling party would receive a material premium price compared with the price that would be received by the minority shareholders.
Title XXV of the Chilean Securities Market Act on tender offers and the applicable CMF regulations provide that the following transactions must be carried out through a tender offer:
(1)
An offer which allows a person to take control of a publicly held corporation, unless (i) the shares are being sold by a controlling shareholder of such company at a price in cash which is not substantially higher than the market price and the shares of such company are actively traded on a stock exchange, or (ii) those shares are acquired (a) through a capital increase, (b) as a consequence of a merger, (c) by inheritance or (d) through a forced sale.

(2)
An offer for a controlling percentage of the shares of a publicly held corporation if such person intends to take control of the parent company (whether listed or not) of such listed company, to the extent that the listed company represents 75% or more of the consolidated net worth of the parent company; and

(3)
Whenever a controlling shareholder acquires two thirds of the voting shares of a listed company, such controlling shareholder must offer to purchase the remaining shares from the minority shareholders in a tender offer, unless (i) the controlling shareholder has reached two thirds of the voting shares through a tender offer for all of the shares of the company, or (ii) it reaches such percentage as a result of a reduction of the capital of the company by operation of law.

The provisions of Title XXV do not apply, and as a result a mandatory tender offer is not required, for the acquisition of the following shares: (i) shares being sold by a controlling shareholder of such company at a price in cash which is not substantially higher than the market price and the shares of such company are actively traded on a stock exchange, or (ii) shares acquired (a) through a capital increase, (b) as a consequence of a merger, (c) by inheritance or (d) through a forced sale.
Article 200 of the Chilean Securities Market Act prohibits any shareholder that has taken control of a publicly held corporation to acquire, within 12 months from the date of the transaction that permitted such shareholder to take control of the company, a number of shares equal to or higher than 3% of the outstanding issued shares without making a tender offer at a price per share not lower than the price paid at the time of the change of control transaction. However, if the acquisition is made on a stock exchange and on a pro rata basis with the other shareholders, the controlling shareholder may purchase a higher percentage of shares, if permitted by the regulations of the stock exchange.
Should the acquisition from the other shareholders of the company be made on the floor of a stock exchange and on a pro rata basis, the controlling shareholder may purchase a higher percentage of shares, if permitted by the regulations of the stock exchange.
Title XV of the Chilean Securities Market Act sets forth the basis for determining what constitutes a controlling power, a direct holding and a related party.
Parties interested in taking control of a company must (i) notify the company of such intention in writing, and notify its controllers, the companies controlled by it, the CMF and the markets where its stocks are traded and (ii) publish a highlighted public notice in two newspapers of national circulation at least 10 business days prior to the date of commencement of the public tender offer.
Directors
As stated in article 9 of the Company’s By-laws, the Company has eight Directors. One of the directors must be “independent” as such term is defined in article 50 bis of the Chilean Corporations Act. Moreover, the possession of shares is not a condition necessary to become a director of the Company.
As stated in article 10 of the Company’s By-laws, the term of the directors is of three years and they can be reelected indefinitely; thus, there is no age limit for their retirement.
The Company’s By-laws, in articles 16 and 16 bis, essentially establish that the transactions in which a director has a material interest must comply with the provisions set forth in articles 136 and 146 to 149 of the Chilean Corporations Act and the applicable regulations of the Chilean Corporations Act.
The Board of Directors duties are remunerated, as stated in article 17 of the Company’s By-laws, and the amount of that compensation is fixed yearly by the Ordinary Shareholders’ Meeting. Therefore, directors can neither determine nor modify their compensation.
Directors cannot authorize Company loans on their behalf.
The Board of Directors must provide shareholders and the public with sufficient, reliable and timely information pertaining to the Company’s legal, economic and financial situation, as required by the Chilean Corporations Act or the CMF. The Board of Directors must adopt the appropriate measures in order to avoid the disclosure of such information to persons other than those persons who should possess such information as a result of their title, position or activity within the Company before such information is disclosed to shareholders and the public. The Board of Directors must treat business dealings and other information about the Company as confidential until such information is officially disclosed. No Director may take advantage of the knowledge about commercial opportunities that he has obtained through his position as Director.
Independent Directors and Directors Committee
According to Chilean law, the Company must appoint at least one Independent Director and a Directors’ Committee, due to the fact that (a) the Company has a market capitalization greater than or equal to UF 1,500,000 and (b) at least 12.5% of the Company’s shares with voting rights are held by shareholders who, on an individual basis, control or possess less than 10% of such shares.
Persons who have not been involved in any of the circumstances described in the Chilean Corporations Act at any time during the preceding 18 months are considered independent. Candidates for the position of Independent Director must be proposed by shareholders representing 1% or more of the Company’s shares, at least 10 days prior to the date of the shareholders’ meeting that has been called in order to elect the Directors. No less than two days prior to the respective shareholders’ meeting, the candidate must provide the Chief Executive Officer with a sworn statement indicating that he: (a) accepts his candidacy for the position of Independent Director; (b) does not meet any of the conditions that would prevent him from being the Independent Director; (c) is not related to the Company, the other companies of the group to which the Company belongs, the controller of the Company, or any of the Company’s officers in such a way that would deprive a sensible person of a reasonable degree of autonomy, interfere with his ability to perform his duties objectively and effectively, generate a potential conflict of interest, or interfere with his independent judgment; and (d) assumes the commitment to remain independent as long as he holds the position of Director.
The Directors’ Committee shall have the following powers and duties: (a) to examine the reports of the external auditors, the balance sheet and other financial statements presented by the Company’s managers or liquidators to its shareholders and issue an opinion about the same prior to their submission for the approval of the shareholders; (b) to propose to the Board of Directors the external auditors and risk rating agencies to be proposed to the shareholders at the respective shareholders’ meeting. In the event that an agreement cannot be reached, the Board of Directors shall formulate its own suggestion, and both options shall be submitted for shareholder consideration at such shareholders’ meeting; (c) to examine the information relating to operations referred to in articles 146 to 149 of the Chilean Corporations Act and to prepare a report about such operations. A copy of such report shall be sent to the Board of Directors, and such report must be read at the Board meeting called for the purpose of approving or rejecting the respective operation or operations; (d) to examine the remuneration system and compensation plans for the Company’s management, officers and employees; (e) to prepare an annual report on its activities, including its main recommendations to the shareholders; (f) to inform the Board of Directors about whether or not it is advisable to hire the external audit firm to provide non-audit services where the audit firm is not prohibited from providing such services because the nature of the same could pose a threat to the audit firm’s independence; and (g) any other issues indicated in the Company’s By-laws or authorized by a shareholders’ meeting or the Board of Directors.
The Directors’ Committee shall be comprised of three members, with at least one independent member. In the event that more than three Directors have the right to form part of the Committee, these same Directors shall unanimously determine who shall make up the Committee. In the event that an agreement cannot be reached, the Directors who were elected with a greater percentage of votes by shareholders controlling or possessing less than 10% of the Company’s shares shall be given priority. If there is only one Independent Director, this Director shall name the other members of the Committee among the other Directors who are not independent. Such other members of the Committee shall have all of the rights associated with such position. The members of the Committee shall be compensated for their role. The amount of their remuneration shall be set annually at the General Shareholders’ Meeting, and it may not be less than the remuneration set for the Company Directors, plus an additional 1/3 of that amount. The General Shareholders’ Meeting shall determine a budget for the expenses of the Committee and its advisors. Such budget may not be less than the sum of the annual remunerations of the Committee members. The Committee may need to hire professional advisory services in order to carry out its duties in accordance with the abovementioned budget. The proposals made by the Committee to the Board of Directors that are not accepted by the latter must be reported to the shareholders’ meeting prior to the vote by shareholders on the corresponding matter or matters. In addition to the responsibilities that are associated with the position of Director, the members of the Committee are jointly and severally liable for any damages they cause in performing their duties as such to the shareholders and to the Company.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES
The Bank of New York Mellon acts as the depositary for the American Depositary Shares (the “Depositary”). The Bank of New York Mellon’s Depositary offices are located at 240 Greenwich Street, New York, New York 10286. American Depositary Shares are referred to as “ADSs” and represent ownership interests in securities that are on deposit with the depositary. ADSs may be evidenced by certificates that are known as “American Depositary Receipts” or “ADRs.” The Depositary appoints a custodian to safekeep the securities on deposit. The custodian is Itaú Corpbanca (the “Custodian”), located in Santiago, Chile.
We appointed The Bank of New York Mellon as Depositary pursuant to the Amended and Restated Deposit Agreement dated as of April 15, 2013 (the “Deposit Agreement”). A copy of the Deposit Agreement is on file with the SEC under cover of a registration statement on Form F-6. You may obtain a copy of the Deposit Agreement from the SEC’s website (www.sec.gov). Please refer to Registration Statement Number 333-187744 when retrieving such copy.
The following is a summary of the material terms of the Deposit Agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the Deposit Agreement and the form of ADR.
An owner of ADSs becomes a party to the Deposit Agreement and therefore will be bound to its terms. The Deposit Agreement specifies the Company’s rights and obligations, as well as the ADS holder’s rights and obligations and those of the Depositary. The Deposit Agreement is governed by New York law. However, the Company’s obligations to the holders of the Company’s Series B Shares will continue to be governed by the laws of Chile, which are different from New York law.
American Depositary Shares
ADSs are registered and delivered by the Depositary pursuant to the Deposit Agreement. Each ADS represents, as of the date hereof, one Series B Share deposited with the Custodian. An ADR may evidence any number of ADSs.
Deposit and Withdrawal of Deposited Securities
The Depositary will, upon deposit with the Custodian of the requisite number of Series B Shares and receipt of evidence satisfactory to it that the conditions to deposit described below have been met, and subject to the terms of the Deposit Agreement, the Depositary will deliver to or upon the order of the person or persons specified by the depositing shareholder, upon payment of the fees, charges and taxes provided in the Deposit Agreement, the number of ADSs issuable in respect of such deposit.
The Depositary will not be required to accept for deposit any Series B Shares unless it receives evidence satisfactory to the Depositary that the deposit has been authorized by the Central Bank of Chile and that the conditions for such authorization set forth in the Foreign Investment Contract (as defined below under “Foreign Currency Conversion — The Foreign Investment Contract”) among the Depositary, the Company and the Central Bank of Chile has been satisfied.
Every person depositing Series B Shares under the Deposit Agreement will be deemed to represent and warrant that the Series B Shares are validly issued, fully paid, non-assessable and free of any preemptive rights, that the certificates for the Series B Shares have been validly authorized and issued and that the deposit of the Series B Shares and resale of ADSs by that person are not restricted under the Securities Act.
Holders of ADSs are entitled to withdraw the deposited Series B Shares at any time, subject only to (i) temporary delays caused by closing transfer books of the Depositary or the Company or the deposit of Series B Shares in connection with voting at a shareholders’ meeting or the payment of dividends, (ii) the payment of fees, taxes and similar charges and (iii) compliance with any U.S. or foreign laws or governmental regulations relating to the ADSs or to the withdrawal of the deposited Series B Shares. Upon surrender of ADRs at the Corporate Trust Office of the Depositary and upon payment of the taxes, fees and charges provided in the Deposit Agreement and subject to the terms thereof, ADR holders are entitled to delivery, at the office of the Custodian in Santiago, Chile, of the deposited Series B Shares, any other property or documents of title at the time represented by the surrendered ADRs and a certificate of the

Custodian stating that the deposited Series B Shares, are being delivered to such ADR holder in exchange for the surrendered ADRs and that the Depositary waives in favor of the ADR holder the right of access to the Formal Exchange Market relating to such withdrawn Series B Shares. In the event the Depositary determines that there is a reasonable possibility that a fee, tax or other charge will become payable by or be assessed against the Depositary or the Custodian following the delivery, transfer or surrender of ADRs or withdrawal of Series B Shares, the Depositary may, in its discretion, as a condition to consummation of such transaction, require that the ADR holder provide the Depositary with an indemnity bond in such form and amount and with such surety as it may accept as reasonably sufficient to indemnify it against such potential liabilities.
The Depositary is not authorized, in its capacity as Depositary, to deliver Series B Shares by physical delivery, book entry or otherwise, or permit Series B Shares to be withdrawn from the deposit facility except upon the receipt and cancellation of ADRs.
Dividends and Other Distributions
Cash Dividends and Distributions
The Depositary will, as promptly as practicable, convert all cash dividends and other cash distributions received by the Depositary or the Custodian in respect of the deposited Series B Shares into U.S. dollars and, as promptly as practicable, distribute the amount thus received (net of any fees of the Depositary provided in the Deposit Agreement) to the holders of ADSs in proportion to the number of ADSs representing such Series B Shares held by each of them. The amount distributed also will be reduced by any amounts required to be withheld by the Company, the Depositary or the Custodian on account of taxes and the Depositary’s foreign currency conversion expenses. Conversion of such cash amounts from Chilean pesos to U.S. dollars is subject to the terms and conditions of the Deposit Agreement, Chilean law and the Foreign Investment Contract described below under “Foreign Currency Conversion — Foreign Investment Contract.”
Distributions of Series B Shares
If a distribution by the Company consists of a dividend in, or the free distribution of, Series B Shares, the Depositary may after consultation with the Company (or if the Company so requests will) distribute to the holders of outstanding ADSs, in proportion to the number of ADSs representing such Series B Shares held by each of them, additional ADSs for an aggregate number of ADSs representing the number of Series B Shares received as such dividend or free distribution. The Depositary may withhold delivery of ADSs if it has not received satisfactory assurances from the Company that such distribution does not require registration under the Securities Act. If in the opinion of the Depositary any distribution of Series B Shares cannot be made proportionately among the holders of ADSs entitled thereto, or if for any other reason, the Depositary deems such distribution not to be feasible, it may adopt such method as it deems equitable and practicable for the purpose of effecting such distribution, including the public or private sale of all or any portion of the Series B Shares received, and the distribution of the net proceeds of such sale (net of any fees of the Depositary provided in the Deposit Agreement) to the holders of ADSs entitled thereto as in the case of a distribution received in cash. If additional ADSs or such proceeds are not so distributed, each ADS will thereafter also represent the additional Series B Shares distributed in respect of the Series B Shares represented by such ADS prior to such dividend or free distribution or the net cash proceeds of any such sale.
Distributions of Rights
If the Company offers or causes to be offered to holders of Series B Shares any rights to subscribe for additional Series B Shares or any rights of any other nature, the Depositary will, after consultation with the Company, have discretion as to the procedure to be followed in making such rights available to holders of ADSs or in disposing of such rights on behalf of the holders of ADSs and making the net proceeds available to the holders of ADSs, or if by the terms of such rights offering or for any other reason, the Depositary may not either make such rights available to the holders of ADSs or dispose of such rights and make the net proceeds available to such holders of ADSs, then the Depositary will allow the rights to lapse.

If the Depositary determines in its discretion that it is lawful and feasible to make such rights available to all or certain holders of ADSs but not to other holders of ADSs, the Depositary may, after consultation with the Company, distribute to any holder of ADSs to whom it determines the distribution to be lawful or feasible, in proportion to the number of ADSs held by such holder of ADSs, warrants or other instruments therefor in such other forms as it deems appropriate.
If the Depositary determines in its discretion that it is not lawful or feasible to make such rights available to all or certain holders of ADSs, it may after consultation with the Company, sell the rights, warrants or other instruments in proportion to the number of ADSs held by ADS holders to whom it has determined it may not lawfully or feasibly make such rights available and allocate the net proceeds of such sales (net of fees of the Depositary provided in the Deposit Agreement and all taxes and other governmental charges payable) for the account of the holders of ADSs otherwise entitled to such rights, warrants or other instruments, upon an averaged or other practicable basis without regard to any distinctions among such holders of ADSs because of exchange restrictions, or the date of delivery of any ADR or ADRs, or otherwise.
The Depositary will not offer any right to subscribe for or to purchase any securities, to holders of ADSs unless both the rights and the securities to which such rights relate are either exempt from registration under the Securities Act with respect to a distribution to all holders of ADSs or are registered under the Securities Act. If a holder of ADSs requests the distribution of warrants or other instruments notwithstanding that there has been no such registration under the Securities Act, the Depositary will not effect such distribution unless it has received an opinion from counsel in the United States for the Company satisfactory to the Depositary that such distribution does not require registration under the Securities Act. In no event will the Company have any obligation to register such rights or any securities under the Securities Act, secure an exemption for such rights or any securities under the Securities Act or furnish the opinion described above.
Distributions Other than Cash, Series B Shares or Rights
If the Depositary receives any distribution other than a distribution of cash, Series B Shares or rights, the Depositary will after consultation with the Company distribute to the holders of outstanding ADSs, in proportion to the number of ADSs representing such Series B Shares held by them, the securities or other property received in any manner as the Depositary deems equitable and practicable for accomplishing such distribution. If in the opinion of the Depositary such distribution cannot be made proportionately among the holders of ADSs entitled thereto, or if for any other reason, the Depositary deems such distribution not to be feasible, it may adopt such method as it deems equitable and practicable for the purpose of effecting such distribution, including the public or private sale of all or any portion of the securities or other property received, and the net proceeds of such sale (net of any fees of the Depositary provided in the Deposit Agreement) will be distributed to the holders of ADSs entitled thereto as in the case of a distribution received in cash.
Record Dates
Whenever any cash dividend or other cash distribution becomes payable or any distribution other than cash is made, or whenever rights are issued with respect to Series B Shares or whenever the Depositary receives notice of any meeting of holders of Series B Shares or shareholders generally, the Depository will fix a record date, which will be the same record date as the record date for the Series B Shares, or as near thereto as practicable, for the determination of the holders of ADSs who are entitled to receive such dividend, distribution or rights, or net proceeds of the sale thereof, or to give instructions for the exercise of voting rights at any such meeting, subject to the provisions of the Deposit Agreement.
Voting of the Deposited Securities
As soon as practicable after receipt of notice of any meeting or solicitation of consents or proxies of holders of Series B Shares and any other securities or property represented by the ADSs evidenced by such holders’ ADRs (“Deposited Securities”), the Depository will mail to holders of ADSs a notice in English containing (a) such information as is contained in such notice of meeting or solicitation, (b) a statement that each holder of ADSs at the close of business on a specified record date will be entitled, subject to Chilean law and the provisions of the Company’s By-laws, to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the Deposited Securities, (c) a statement as to the Deposited Securities represented by such ADS holder’s ADSs and (d) a statement as to the manner in which such instructions may be given, including an express indication that instructions may be given to the Depositary to give a discretionary proxy to a person or persons designated by the Company. Upon the written request of an ADS holder on such record date, received on or before the date established by the Depositary for such purpose, the Depositary will endeavor insofar as practicable and permitted under Chilean law and the provisions of or governing the Deposited Securities to vote or cause to be voted (or to grant a discretionary proxy to a person or persons designated by the Company to vote) the Deposited Securities represented by such ADS holder’s ADSs in accordance with any instruction set forth in such request. If no instructions are received by the Depositary from an ADS holder with respect to any of the Deposited Securities represented by such ADS holder’s ADSs on or before the date established by the Depositary for such purpose, the Depositary will deem such holder to have instructed the Depositary to give a discretionary proxy to a person designated by the Company to vote such Deposited Securities represented by such ADS holder’s ADSs. The Depositary will not provide such discretionary proxy to vote on any matter as to which the Company informs the Depositary that (a) the Company does not wish such proxy to be given or (b) such matter materially and adversely affects the rights of holders of the Series B Shares. If any requirement of Chilean law, the Company’s By-laws or any securities exchange on which the Series B Shares, other Deposited Securities, ADRs or the ADSs evidenced thereby are listed, does not permit the Depositary to vote in accordance with the instructions received from the ADS holders or in accordance with a deemed discretionary proxy, the Depositary will not vote the Series B Shares or other Deposited Securities.
Changes Affecting Deposited Securities
Upon any change in nominal or par value, split-up, consolidation or other reclassification of Deposited Securities or upon a recapitalization, reorganization, merger, consolidation or sale of assets resulting in securities being received by the Depositary or the Custodian in exchange for, in conversion of or in respect of the Deposited Securities, the ADSs will thereafter represent any new securities received in exchange or conversion, unless new ADSs are issued. The Depositary may, after consultation with the Company, and will, at the Company’s request, in such circumstances deliver additional ADSs to ADS holders as in the case of a dividend in shares or call for the exchange of existing ADSs for new ADSs specifically describing the new Deposited Securities.
Inspection of Transfer Books
The Depositary will maintain at its transfer office in the Borough of Manhattan, the City of New York, facilities for the execution and delivery, registration of transfer, combination or split-up of ADSs and a register for the registration of ADSs and the registration of the transfer of ADSs that at reasonable times, will be open for inspection by the holders of ADSs and the Company, provided that such inspection will not be for the purpose of communication with holders of ADSs in the interest of a business or object other than the business of the Company or a matter related to the Deposit Agreement or the ADSs.
Reports and Notices
The Company is subject to the periodic reporting requirements of the Exchange Act, and accordingly, files certain reports with the SEC. These reports and other information are available on the Commission’s website (www.sec.gov).
The Depositary will make available for inspection by ADS holders at the Corporate Trust Office of the Depositary any reports and communications, including any proxy soliciting material, received from the Company that are both (a) received by the Depositary, the Custodian or the nominee of either of them as the holder of Series B Shares and (b) made generally available to the holders of Series B Shares by the Company. The Depositary will also send to ADS holders copies of such reports when furnished by the Company as provided in the Deposit Agreement. Any such reports and communications, including any such proxy soliciting materials, furnished to the Depositary by the Company will be furnished in English to the extent such materials are required to be translated into English pursuant to the regulations of the Commission.

Amendment and Termination of the Deposit Agreement
The form of the ADSs and the Deposit Agreement may at any time be amended by agreement between the Company and the Depositary. Any amendment that imposes or increases any fees or charges (other than fees of the Depositary for the execution and delivery of ADSs and taxes and other governmental charges), or that otherwise prejudices any substantial existing right of ADS owners, will, not take effect as to outstanding ADSs until the expiration of three months after notice of such amendment has been given to the record holders of outstanding ADSs. Every holder of ADSs at the time such amendment so becomes effective, if such holder has been given such notice, will be deemed by continuing to hold such ADS to consent and agree to such amendment and to be bound by the Deposit Agreement or the ADS as amended thereby. In no event may any amendment impair the right of any ADS holder to surrender its ADS and receive therefor the Series B Shares and other property represented thereby, except in order to comply with mandatory provisions of applicable law.
Whenever so directed by the Company, the Depositary will terminate the Deposit Agreement by giving notice of such termination to the holders of ADSs at least 90 days prior to the date fixed in such notice for such termination. The Depositary may terminate the Deposit Agreement at any time 90 days after the Depositary has delivered to the Company and the holders of ADSs its written resignation provided that a successor depositary has not been appointed and accepted its appointment before the end of such 90-day period. If any ADSs remain outstanding after the date of termination, the Depositary thereafter will discontinue the registration of transfers of ADSs, will suspend the distribution of dividends to the holders thereof and will not give any further notices or perform any further acts under the Deposit Agreement, except that the Depositary will continue the collection of dividends and other distributions pertaining to the Series B Shares and any other property represented by such ADSs, the sale of rights as provided in the Deposit Agreement and the delivery of Series B Shares, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property, in exchange, for surrendered ADSs. At any time after the expiration of four months from the date of termination, the Depositary may sell the Series B Shares and any other property represented by such ADSs and hold uninvested, the net proceeds, together with any other cash then held, unsegregated and without liability for interest, for the pro rata benefit of the holders of ADSs that have not theretofore been surrendered.
Charges of Depositary
The Depositary will charge the party to whom ADSs are issued (including issuance pursuant to a stock dividend or stock split declared by the Company or an exchange of stock regarding ADSs or Deposited Securities or a distribution of ADSs pursuant to the Deposit Agreement) and the party surrendering ADSs for delivery of deposited Series B Shares or other Deposited Securities, property and cash, a fee of up to US$5.00 for each 100 ADSs (or portion thereof) evidenced by the ADSs so issued or surrendered. The Depositary will also charge holders of ADSs a fee for, and will deduct such fee from, the distribution of proceeds from the sale of securities or rights pursuant to the Deposit Agreement in an amount equal to the fee that would have been charged as a result of the deposit by holders of securities or Series B Shares received in exercise of rights distributed to them had such rights nor been sold by the Depositary and the net proceeds therefrom distributed. The Company will pay all other charges of the Depositary and those of the registrar, if any, under the Deposit Agreement, as agreed from time to time between the Company and the Depositary, except for taxes and other government charges, any applicable share transfer and registration fees on deposits or withdrawals of Series B Shares, certain cable, telex and facsimile transmission charges and such expenses as are incurred by the Depositary in the conversion of foreign currency into U.S. dollars, which will be for the account of the holders of ADSs.
Foreign Currency Conversion
If the Depositary or the Custodian receives Chilean pesos or other foreign currency by way of dividends or other distributions or the net proceeds from the sale of securities, property or rights distributed and in the judgment of the Depositary the foreign currency may be converted on a reasonable basis to U.S. dollars and transferred to the United States, the Depositary will, subject to the Foreign Investment Contract and Chilean law, as promptly as practicable, convert such foreign currency into U.S. dollars and distribute the converted amounts, as promptly as practicable, to the holders of ADSs entitled thereto or, if the Depositary has distributed any warrants and/or instruments which entitle the holders thereof to such U.S. dollar amounts, to the holders of such warrants and/or instruments upon surrender thereof for cancellation. Such distribution may be made upon an averaged or other practicable basis without regard to any distinctions among such holders of ADSs because of exchange restrictions, or the date of delivery of any ADS or ADSs, or otherwise and will be net of any expenses of the Depositary for the conversion of the foreign currency into U.S. dollars.
If the Depositary determines that in its judgment any foreign currency received by it cannot be converted into U.S. dollars on a reasonable basis and transferred to the United States, or if the Foreign Investment Contract ceases to be in effect or the rights of the Depositary thereunder are restricted or suspended, or any other approval or license of any government or agency required for such conversion is denied or in the Depositary’s opinion, not obtainable, or any such approval or license is not obtained within a reasonable period as determined by the Depositary, the Depositary will (i) convert the foreign currency into U.S. dollars, to the extent permitted, and transfer such U.S. dollars to the United States for distribution to ADS holders for whom the conversion and distribution is practicable, (ii) if requested in writing by an ADS holder, distribute such foreign currency to ADS holders for whom distribution is lawful or practicable, or (iii) hold such foreign currency uninvested and without liability for interest thereon, for the respective accounts of the ADS holders entitled to receive the same.
Foreign Investment Contract
The Company entered into a foreign investment contract (Convención Capítulo XXVI del Título I del Compendio de Normas de Cambios Internacionales or the “Foreign Investment Contract”) with the Central Bank of Chile and the Depositary, pursuant to Article 47 of the Central Bank Act and Chapter XXVI of the Compendium of Foreign Exchange Regulations of the Central Bank of Chile (the “Compendium”). Chapter XXVI of the Compendium governs the issuances of ADSs by a Chilean company. Pursuant to the Foreign Investment Contract, the foreign exchange for payments and distributions with respect to ADSs could be purchased in either the Formal Exchange Market or the Informal Exchange Market, but such payments needed to be remitted through the Formal Exchange Market. Foreign investors who have purchased Series B Shares and deposited them in the ADS program under the Foreign Investment Contract have access to the Formal Exchange Market for the purpose of converting from Chilean pesos into U.S. dollars and repatriating the U.S. dollars from Chile, any amounts received with respect to deposited Series B Shares or Series B Shares withdrawn from deposit on surrender of the ADSs (including amounts received as cash dividends and proceeds from the sale in Chile of the underlying Series B Shares and any rights with respect thereto). As of April 19, 2001, Chapter XXVI of the Compendium was eliminated and new investments in ADSs are now governed by Chapter XIV of the Compendium. However, because the Foreign Investment Contract was entered into pursuant to Chapter XXVI of the Compendium before its elimination, the terms of Chapter XXVI continue to apply to foreign investors in the Company’s ADSs.
Limitations on Obligations and Liabilities
Neither the Depositary nor the Company nor any of their respective directors, employees, agents or affiliates will incur any liability to any ADS holder (i) if by reason of (A) any present or future law or regulation of the United States, Chile or any other country or of any stock exchange or governmental or regulatory authority (including the breach by the Central Bank of Chile of the Foreign Investment Contract), (B) any provision of the Foreign Investment Contract, or, in the case of the Depositary or its agents, any provision of the Company’s By-laws, (C) any provision of any securities issued or distributed by the Company or of the deposited Series B Shares, or any offering or distribution thereof, or (D) any act of God, war, terrorism, or any other circumstance beyond its control, the Depositary, the Company or any of their agents is prevented, delayed or forbidden from, or is subject to any civil or criminal penalty on account of, performing their obligations under the Deposit Agreement, the Foreign Investment Contract, the Company’s By-laws, or the deposited Series B Shares, (ii) for any non-performance or delay, caused as described above, in the performance of its obligations under the Deposit Agreement, (iii) for any exercise of or failure to exercise any discretion provided for under the Deposit Agreement, (iv) for the inability of any holder of ADSs to benefit from any distribution, offering, right or other benefit which is made available to the holders of Series B Shares, but is not, under the terms of the Deposit Agreement made available to the holders of ADSs or (v) for any special, consequential or punitive damages for any breach of the terms of the Deposit Agreement.

The obligations and liabilities of the Company and the Depositary and its agents under the Deposit Agreement are expressly limited to performing without negligence or bad faith their respective obligations specified therein.
Transfer, Combination or Split-Up of ADRs
The Depositary will act as ADR registrar or appoint a registrar or one or more co-registrars for registration of the ADRs evidencing ADSs in accordance with any requirements of the New York Stock Exchange or of any other stock exchange on which the ADSs may be listed or quoted.
The transfer of the ADRs is registrable on the books of the Depositary, provided, however, that the Depositary may close the transfer books at any time or from time to time when deemed expedient by it in connection with the performance of its duties. As a condition precedent to the execution and delivery, registration, registration of transfer, split-up or combination of any ADR or ADRs or the delivery of any distribution thereon or the withdrawal of any Series B Shares or any property represented by the ADRs, the Depositary or the Custodian may, and upon the instruction of the Company will, require from the holder or the presenter of the ADR or the depositor of the shares (a) payment of a sum sufficient to pay or reimburse the Depositary, the Custodian or the Company for any tax or other government charge and any stock transfer or registration fee or any charge of the Depositary upon delivery of the ADR or upon surrender of the ADR, as set forth in the Deposit Agreement, and (b) the production of proof satisfactory to the Depositary or Custodian of identity or genuineness of any signature and proof of citizenship, residence, exchange control approval, legal or beneficial ownership, compliance with all applicable laws and regulations, compliance with applicable conditions of the Foreign Investment Contract, compliance with all other applicable provisions of or governing the Series B Shares or any other Deposited Securities and the terms of the Deposit Agreement or other information as the Depositary may deem necessary or proper as the Company may require by written request to the Depositary or the Custodian. The delivery, registration, registration of transfer, split-up or combination of ADRs, or the deposit or withdrawal of shares or other property represented by ADRs, in particular instances or generally, may be suspended during any period when the transfer books of the Depositary are closed, or if any such action is deemed necessary or advisable by the Depositary or the Company at any time or from time to time.
Reporting Obligations of ADS Holders
Holders of ADSs are subject to certain provisions of the rules and regulations promulgated under the Exchange Act relating to the disclosure of interests in the Series B Shares. Any holder of ADSs who is or becomes directly or indirectly interested in 5% or such other percentage as may be prescribed by law or regulation) or more of the outstanding Series B Shares must within 10 days after becoming so interested and thereafter upon certain changes in such interests notify the Company and the SEC as required by such rules and regulations. In addition, holders of ADSs are subject to the reporting requirements contained in Articles 12 and 54 and Title XV of the Chilean Securities Market Act, which provision may apply when a holder beneficially owns an amount of ADSs that represents 10% or more of the total share capital of the Company or has the intention of taking control of the Company. See “Description of Share Capital” above.
Valuation of Underlying Shares for Chilean Law Purposes
For all purposes of valuation under Chilean law, the Deposit Agreement provides that the acquisition value of the Series B Shares delivered to any holder upon surrender of ADRs will be the highest reported sales price of the Series B Shares on the Santiago Stock Exchange for the day on which the transfer of the Series B Shares is recorded under the name of such holder. In the event that the Series B Shares are not traded on the Santiago Stock Exchange, the value will be deemed to be the highest reported sales price of the Series B Shares on the principal stock exchange or other organized securities market in Chile on which the Series B Shares are then traded. In the event that no sales price is reported on the day on which the transfer of the Series B Shares is recorded, the value will be deemed to be the highest reported sales price of the Series B Shares on the last day on which such sales price was reported. However, if 30 or more days have lapsed since the last sales price was reported, the sales price will be increased by the percentage increase over the corresponding period in the Chilean Consumer Price Index.

DESCRIPTION OF RIGHTS TO SUBSCRIBE FOR SERIES B SHARES OR ADSS
We may issue rights to subscribe for Series B Shares or ADSs. These rights may or may not be transferable by the security holder receiving the rights. In connection with any offering of rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed after such offering.
The terms of the rights to subscribe for Series B Shares or ADSs will be set forth in a prospectus supplement which, will describe, among other things:
•
the exercise price;

•
the aggregate number of rights to be issued;

•
the number of Series B Shares or ADSs purchasable upon exercise of each right;

•
the procedures for exercising the right;

•
the date upon which the exercise of rights will commence;

•
the expiration date;

•
the extent to which the rights are transferable;

•
the extent to which the rights may include an over-subscription privilege with respect to unsubscribed Series B Shares or ADSs;

•
if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of the rights; and

•
any other material terms of the rights.

PLAN OF DISTRIBUTION
We may sell the securities offered by this prospectus and any selling shareholder may sell rights to subscribe for Series B Shares or Series B Shares, including shares represented by ADSs, from time to time in one or more transactions, including without limitation:
•
to or through underwriters, brokers or dealers;

•
directly to purchasers or to a single purchaser;

•
through agents; or

•
through a combination of any of these methods.

In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders. In some cases, we or dealers acting for us or on our behalf may also repurchase securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.
The applicable prospectus supplement will set forth the terms of the offering of the securities covered by this prospectus, including:
•
the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them;

•
any delayed delivery arrangements;

•
the public offering price or purchase price of the securities and the proceeds to us from the sale of the securities and any discounts, commissions or concessions allowed or reallowed or paid to underwriters, dealers or agents; and

•
any securities exchanges on which the securities may be listed.

The offer and sale of the securities described in this prospectus by us, the selling shareholder, underwriters or the third parties described above may be effected from time to time in one or more transactions, including privately negotiated transactions, either:
•
at a fixed price or prices, which may be changed;

•
at market prices prevailing at the time of sale;

•
at prices relating to such prevailing market prices; or

•
at negotiated prices.

Offerings of our equity securities under this prospectus may also be made into an existing trading market for the securities in transactions at other than a fixed price, either:
•
on or through the facilities of any national securities exchange or quotation service on which the securities may be listed, quoted or traded at the time of sale; or

•
to or through a market maker otherwise than on the exchanges or quotation or trading services.

The at-the-market offerings, if any, will be conducted by underwriters, dealers or agents acting as principal or agent for us, who may also be third-party sellers of securities as described above.
Any public offering price and any discounts, commissions, concessions or other items constituting compensation allowed or reallowed or paid to underwriters, dealers or agents may be changed from time to time. Underwriters, dealers or agents that participate in the distribution of the offered securities may be “underwriters” as defined in the Securities Act. Any discounts or commissions they receive from us or the selling shareholder and any profits they receive on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify any underwriters, dealers or agents and describe their commissions, fees or discounts in the applicable prospectus supplement.

Any selling shareholder will act independently of us in making the decision with regards to the timing, manner and size of each sale of Series B Shares covered by this prospectus.
Sales through Underwriters or Dealers
Underwriters or the third parties described above may offer and sell the offered securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities unless otherwise specified in the applicable prospectus supplement in connection with any particular offering of securities.
During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include short sales, over-allotment and stabilizing transactions and purchases to cover positions created by short sales. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.
Some or all of the securities that we offer through this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell the offered securities for public offering and sale may make a market in those securities, but they will not be obligated to do so and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.
We or the selling shareholder may sell some or all of the securities covered by this prospectus through:
•
purchases by a dealer, as principal, who may then resell those securities to the public for its account at varying prices determined by the dealer at the time of resale;

•
block trades in which a dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction; or

•
ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers.

Direct Sales and Sales through Agents
We or the selling shareholder may sell the securities directly. Direct sales to investors may be accomplished through subscription offerings or through subscription rights distributed to our shareholders. In connection with subscription offerings or the distribution of subscription rights to shareholders, if all of the underlying offered securities are not subscribed for, we may sell such unsubscribed offered securities to third parties directly and, in addition, whether or not all of the underlying offered securities are subscribed for, we may concurrently offer additional offered securities to third parties directly.
If indicated in an applicable prospectus supplement, we or the selling shareholder may sell the securities through agents from time to time, which agents may be affiliated with us or the selling shareholder. The applicable prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we or the selling stockholder pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment, unless otherwise specified in the applicable prospectus supplement.

Indemnification; Other Relationships
Agents, underwriters and other third parties described above may be entitled to indemnification by us or the selling shareholder against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents, underwriters and such other third parties may be customers of, engage in transactions with, or perform services for us or the selling shareholder in the ordinary course of business.

LEGAL MATTERS
Certain matters of Chilean law, including the validity of the Series B Shares and rights to subscribe for Series B Shares, will be passed upon for us by Claro y Cía., Santiago, Chile. Certain matters of New York law will be passed upon for us by Winston & Strawn LLP, New York, New York.
EXPERTS
The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting), incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2020 have been so incorporated in reliance on the report of PricewaterhouseCoopers Consultores Auditores S.p.A., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

ENFORCEABILITY OF CIVIL LIABILITIES
We are an open stock corporation incorporated under the laws of Chile. Most of our directors and officers reside outside of the United States, principally in Chile. All or a substantial portion of the assets of these persons are located outside the United States. As a result, except as explained below, it may not be possible for investors to effect service of process within the United States upon such persons, or to enforce against them or us in U.S. courts judgments predicated upon the civil liability provisions of the federal securities laws of the United States or otherwise obtained in U.S. courts.
No treaty exists between the United States and Chile for the reciprocal enforcement of judgments. Chilean courts, however, have enforced final judgments rendered in the United States by virtue of the legal principles of reciprocity and comity, subject to the review in Chile of the U.S. judgment in order to ascertain whether certain basic principles of due process and public policy have been respected without reviewing the merits of the subject matter of the case. If a U.S. court grants a final judgment, enforceability of this judgment in Chile will be subject to the obtaining of the relevant “exequatur” (i.e., recognition and enforcement of the foreign judgment) according to Chilean civil procedure law in force at that time, and consequently, subject to the satisfaction of certain factors. Currently, the most important of these factors are:
•
the existence of reciprocity;

•
the absence of any conflict between the foreign judgment and Chilean laws (excluding for this purpose the laws of civil procedure) and public policies;

•
the absence of a conflicting judgment by a Chilean court relating to the same parties and arising from the same facts and circumstances;

•
the absence of any further means for appeal or review of the judgment in the jurisdiction where judgment was rendered;

•
the Chilean courts’ determination that the U.S. courts had jurisdiction;

•
that service of process was appropriately served on the defendant and that the defendant was afforded a real opportunity to appear before the court and defend its case; and

•
that enforcement would not violate Chilean public policy.

In general, the enforceability in Chile of final judgments of U.S. courts does not require retrial in Chile but a review of certain relevant legal considerations (i.e., principles of due process and public policy). However, there is doubt:
•
as to the enforceability in original actions in Chilean courts of liabilities predicated solely on the U.S. federal securities laws; and

•
as to the enforceability in Chilean courts of judgments of U.S. courts obtained in actions predicated solely upon the civil liability provisions of the U.S. federal securities laws.

In addition, foreign judgments cannot affect properties located in Chile, which, as a matter of Chilean law, are subject exclusively to Chilean law and to the jurisdiction of Chilean courts. However, once the exequatur has been obtained, ADS holders will be entitled to request from a local court the enforcement of the foreign judgment on the assets and properties located in Chile.
We have appointed Pablo Hernández, the President of SQM North America Corp., as our authorized agent upon which service of process may be served in the United States in any action which may be instituted against us in any United States federal or state court having subject matter jurisdiction in the State of New York, County of New York arising out of or based upon the ADSs or the Deposit Agreement.
We have appointed Corporation Service Company as our authorized agent upon which service of process may be served in the United States in any action which may be instituted against us arising out of or based upon this prospectus.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 8.   Indemnification of Directors and Officers.
Neither the laws of Chile nor the By-laws (Estatutos) of Sociedad Química y Minera de Chile S.A. (“SQM” or the “Company”) provide for the indemnification of directors or officers. However, under Chilean law, when a director or officer of a corporation acts within the scope of his or her authority, the corporation will be responsible for any resulting liabilities or expenses as long as the director or officer acted in a manner consistent with the fiduciary duties imposed on officers or directors by Chilean law.
Item 9.   Exhibits.
1.1*	Form of Underwriting Agreement.
3.1	By-laws (Estatutos) of the Company, as amended, effective as of January 21, 2021, filed on Exhibit 1.1 to the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2020, is incorporated herein by reference.
4.1	Amended and Restated Deposit Agreement dated as of April 15, 2013 among the Company, The Bank of New York Mellon, as depositary, and all Holders and Beneficial Owners from time to time of American Depositary Shares issued thereunder, filed as Exhibit (a) (i) to the Company’s Registration Statement on Form F-6 (Registration No. 333-187744), is incorporated herein by reference.
4.2	Description of the Company’s Securities Registered Under Section 12 of the Securities Exchange Act of 1934, as amended, filed as Exhibit 2.1 to the Company’s Annual Report on Form 20-F for the year ended December 31, 2019, is incorporated herein by reference.
5.1	Opinion of Claro y Cía.
23.1	Consent of PricewaterhouseCoopers Consultores Auditores SpA, independent registered public accounting firm.
23.2	Consent of Claro y Cía., contained in its opinion filed as Exhibit 5.1 to this registration statement.
23.3	Consent of Marta Aguilera.
23.4	Consent of Marco Lema.
23.5	Consent of Orlando Rojas.
23.6	Consent of Andrés Fock.
24	Powers of Attorney authorizing certain persons to sign this registration statement on behalf of certain directors and officers and the authorized representative in the United States of the Company.

*
To be filed by amendment or as an exhibit to a document to be incorporated herein by reference.

Item 10.   Undertakings.
A.
The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii), and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph A(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Item 8.A. of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.
(5)
That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(l)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(6)
That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)
Any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)
Any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the registrant or its securities provided by or on behalf of the registrant; and

(iv)
Any other communication that is an offer in the offering made by the registrant to the purchaser.

(7)
That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)
To supplement the prospectus, after the expiration of the subscription period for any rights offering, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

(9)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santiago, Republic of Chile, on the 19th day of March, 2021.
Sociedad Química y Minera de Chile S.A.
By:
/s/ Gerardo Illanes

Name:
Gerardo Illanes G.

Title:
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on the 19th day of March, 2021 by the following persons in the capacities indicated:
Signature	Title
Alberto Salas M.*	Chairman of the Board of Directors
Patricio Contesse F.*	Vice Chairman of the Board of Directors
Georges de Bourguignion A.*	Director
Hernán Büchi B.*	Director
Laurence Golborne R.*	Director
Gonzalo Guerrero Y.*	Director
Francisco Ugarte L.*	Director
Robert J. Zatta*	Director
Ricardo Ramos R.*	Chief Executive Officer (Principal Executive Officer)
/s/ Gerardo Illanes Gerardo Illanes G.	Chief Financial Officer (Principal Financial Officer)
Macarena Briseño*	Chief Accounting Officer (Principal Accounting Officer)
Pablo Hernandez*	President of SQM North America Corporation, Authorized Representative in the United States
* By: /s/ Gerardo Illanes Gerardo Illanes G., Attorney-in-Fact**

**
By authority of the power of attorney filed as Exhibit 24 hereto.